Exhibit 3.8

*090201*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

# Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

| Filed in the office of | Document Number<br>20110673187-46 |
| --- | --- |
| Ross Miller<br>Secretary of State<br>State of Nevada | Filing Date and Time<br>09/16/2011 11:40 AM<br>Entity Number<br>E0806802005-9 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of corporation:

COIL TUBING TECHNOLOGY, INC. [E0806802005-9]

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE IV of the Corporation's Articles of Incorporation is hereby amended and replaced by the following Article IV, which shall not have any affect on the Corporation's previously designated series of preferred stock:

"ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 205,000,000, consisting of 200,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 5,000,000 shares of "blank check" preferred stock, par value $0.001 per share ("Preferred Stock").

(continued on attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 91.0%

4. Effective date of filing: (optional) 10/21/11

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

COIL TUBING TECHNOLOGY, INC. [E0806802005-9]
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

(continued)

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation (“Board of Directors”) prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Following a 1:300 reverse stock split of the Corporation’s outstanding shares of common stock, which shall be effective as of the effective date set forth below under Section 4 of this Certificate of Amendment (or in the absence of such date, on the date such Amendment is filed with the Secretary of State of Nevada) the Corporation’s capitalization will consist of Two Hundred and Five Million (205,000,000) shares of stock, consisting of Two Hundred Million (200,000,000) shares of common stock, $0.001 par value per share and Five Million (5,000,000) shares of preferred stock, $0.001 par value per share.”